Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1
(Form Type)
Performance Shipping Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, par value $0.01 per share (1)(2)(3)	Rule 457(o)			$10,350,000	$92.70 per $1,000,000	$959.45
	Equity	Class A Warrants to purchase common shares (4)	Other				$92.70 per $1,000,000
	Equity	Pre-funded warrants to purchase common shares (4)(5)(6)	Other				$92.70 per $1,000,000
	Equity	Common shares, par value $0.01 per share, underlying Class A Warrants (3)(7)	Other			$12,535,000	$92.70 per $1,000,000	$1162.00
	Equity	Common shares, par value $0.01 per share, underlying pre- funded warrants (3)(5)(6)	Other				$92.70 per $1,000,000
Fees Previously Paid	Equity	Common shares, par value $0.01 per share (1)(3)	Rule 457(o)			$150,000	$92.70 per $1,000,000	$13.91
	Equity	Common shares, par value $0.01 per share (1)(3)	Rule 457(o)			$1,000,000	$109.10 per $1,000,000 (8)	$109.10
	Equity	Common shares, par value $0.01 per share, underlying Class A Warrants (3)(7)	Other			$1,265,000	$92.70 per $1,000,000	$117.27
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$25,300,000		$2,361.73
	Total Fees Previously Paid							$240.28
	Total Fee Offsets
	Net Fee Due							$2,121.45

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Includes the offering price of common shares that may be sold pursuant to the option of the underwriters to purchase additional common shares or pre-funded warrants and Class A Warrants.

(3)
Including related preferred stock purchase rights.  Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.

(4)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(5)
The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants) if any, and reflecting the exercise of the option of the underwriters to purchase additional common shares or pre-funded warrants and Class A Warrants, is $11,500,000.

(6)
The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(7)	Based on an assumed per-share exercise price for the Class A Warrants of 120% of the public offering price per unit in this offering.

(8)	The fee rate in effect at the time of such previous payment.